UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 11, 2013

Date of Report (Date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 11, 2013, salesforce.com, inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) among the Company, the subsidiaries of the Company from time to time party thereto as guarantors, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The Credit Agreement provides for a $300.0 million term loan maturing on July 11, 2016 (the “Maturity Date”), all of which was borrowed at closing. All of the proceeds of the term loan were used to pay a portion of the Offer Price (as defined below) for the Shares (as defined below) of ExactTarget (as defined below) accepted for payment upon the expiration of the initial offering period of the Offer (as defined below).

The loans bear interest, at the Company’s option, at the base rate plus a spread of 0.50% to 1.00% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a spread of 1.50% to 2.00%, in each case with such spread being determined based on the Company’s consolidated leverage ratio for the preceding four fiscal quarter period. The base rate means the highest of Bank of America, N.A.’s publicly announced prime rate, the federal funds rate plus 0.50% and the adjusted LIBOR rate for a 1-month interest period plus a margin equal to 1.00%. Interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBOR rate. The Company is also obligated to pay other customary closing fees, arrangement fees, and administration fees for a credit facility of this size and type.

The term loan is payable in quarterly installments equal to $7,500,000, beginning on September 30, 2013, with the remaining outstanding principal amount of the term loan being due and payable on the Maturity Date. The Company may prepay the loans, in whole or in part, at any time without premium or penalty, subject to certain conditions including minimum amounts and reimbursement of certain costs in the case of prepayments of LIBOR loans. Amounts repaid or prepaid may not be reborrowed.

The Company’s obligations under the Credit Agreement are required to be guaranteed by certain of its subsidiaries meeting materiality thresholds set forth in the Credit Agreement. To secure the Company’s obligations under the Credit Agreement, the Company and the guarantors will be required to pledge 100% of the equity securities of their direct domestic subsidiaries and 65% of the equity securities of their direct foreign subsidiaries, subject to certain exceptions and limitations. There were no guarantors at closing.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into transactions with affiliates, pay dividends or make distributions, repurchase stock and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. The Company is also required to maintain compliance with a consolidated leverage ratio and a consolidated interest coverage ratio.

The Credit Agreement includes customary events of default that, include among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.00% above the rate applicable for base rate loans for any other overdue amounts.

Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing descriptions of the Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by this reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Completion of Tender Offer

As previously disclosed, on June 3, 2013, the Company entered into an Acquisition Agreement (the “Acquisition Agreement”) by and among the Company, Excalibur Acquisition Corp., a wholly owned subsidiary of the Company (“Purchaser”), and ExactTarget, Inc. (“ExactTarget”). Pursuant to the Acquisition Agreement, Purchaser offered to purchase all outstanding shares of common stock of ExactTarget, par value $0.0005 per share (the “Shares”), at a price per share of $33.75 (the “Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 12, 2013 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constituted the “Offer”).

Upon the expiration of the initial offering period of the Offer at 12:00 midnight, New York City time, on Wednesday, July 10, 2013 (which was the end of the day on Wednesday, July 10, 2013), Purchaser accepted for payment approximately 64,237,892 Shares, representing approximately 89.7% of ExactTarget’s then issued and outstanding Shares. In addition, as of the expiration of the initial offering period of the Offer, notices of guaranteed delivery were delivered with respect to approximately 1,601,949 Shares, representing approximately 2.2% of ExactTarget’s then issued and outstanding Shares.

Consummation of Merger Transaction

On July 12, 2013, pursuant to the terms of the Acquisition Agreement, Purchaser merged with and into ExactTarget, with ExactTarget continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”).

In order to accomplish the Merger, on July 11, 2013, Merger Sub exercised its top-up option pursuant to the Acquisition Agreement (the “Top-Up Option”), which permitted Merger Sub to purchase directly from ExactTarget, at the Offer Price, that number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by the Company and Merger Sub as a result of the acceptance for payment of the Shares validly tendered and not validly withdrawn in connection with the Offer (excluding Shares tendered pursuant guaranteed delivery procedures), constituted one Share more than 90% of the Shares then outstanding.

Based on the Offer Price and the number of Shares validly tendered and accepted for payment at the end of the offering period and after exercising the Top-Up Option, the value of the Shares purchased by Purchaser in connection with the Offer on July 12, 2013 was approximately $2.2 billion.

As a result of the Merger, each outstanding Share not tendered in the Offer (other than Shares held by the Company, Purchaser and ExactTarget, and Shares held by stockholders who have validly exercised their appraisal rights under the Delaware General Corporation Law (the “DGCL”)) was cancelled and converted into the right to receive the Offer Price.

The foregoing description of the transactions consummated pursuant to the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 4, 2013, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 11, 2013, the Company borrowed $300,000,000 under the Credit Agreement in connection with the Company’s acquisition of ExactTarget.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by this reference.

Item 8.01.	Other Events.

On July 12, 2013, the Company issued a press release announcing, among other things, that it had completed the Merger. A copy of that press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

The financial statements of ExactTarget required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(c)	N/A

(d)	Exhibits

Exhibit No.	Description

2.1	Acquisition Agreement dated as of June 3, 2013, by and among salesforce.com, inc., Excalibur Acquisition Corp. and ExactTarget, Inc. (which is incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 4, 2013).

10.1	Credit Agreement, dated as of July 11, 2013, by and among salesforce.com, inc., the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

99.1	Press Release dated July 12, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 15, 2013	salesforce.com, inc.

	By:	/s/ Burke F. Norton
Name: Burke F. Norton
Title: Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Acquisition Agreement dated as of June 3, 2013, by and among salesforce.com, inc., Excalibur Acquisition Corp. and ExactTarget, Inc. (which is incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 4, 2013).

10.1	Credit Agreement, dated as of July 11, 2013, by and among salesforce.com, inc., the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

99.1	Press Release dated July 12, 2013.